March 12, 2004
Mr. Gary Kimmons
President & CEO
2602 Yorktown Place
Houston, TX 77056

Dear Mr. Kimmons,

The following constitutes our mutual understanding with respect to GK Intelligent Systems Inc. ("the Company") retention of FOCUS Partners LLC ("FOCUS") as investor relations consultant.

We will provide professional counseling and staff services in investor relations as required by the Company details as follow:

1. Draft and finalize press releases and other investor relations related documents
2. Review and comment on investor communications related documents drafted by the staff of the Company
3. Assist in the preparation of investor relations related materials and distribute financial information to current shareholders and potential share buyers of the Company
4. Respond to all shareholder inquires and concerns to enhance the Company image
5. Explain the Company latest news, aiming to induce new and continued investment in the Company
6. Update and keep current all information about the Company in financial databases including but not limited to Bloomberg, Multex, Knobias and Yahoo Finance.
7. Craft a Fact Sheet that acts as a single document to validate a position in the stock. This document will act as an introduction that justifies further research and/or provide what is needed to make an investment decision.

The Company will pay FOCUS a fee (the "Fee") of $5,000 cash per month due at the beginning of each month of the agreement plus 1,500,000 shares of restricted common stock payable quarterly in equal installments beginning at the effective date of this agreement. In addition, the Company shall be responsible for all reasonable and necessary expenses made by FOCUS Partners on its behalf. However, such expenses must be pre-approved by the Company.

The effective date of this agreement shall be the date of execution. The agreement shall be for a term of one (1) year from the effective date, subject to early termination as provided herein. The Company or FOCUS may terminate this agreement at any time upon thirty (30) day prior written notice, which termination shall occur at the end of said thirty (30) day period. Upon termination any fee paid in advance or due and owing shall be prorated as of the termination date. If neither party to this agreement provides written termination during the period stated above, this agreement will automatically renew on a month-to-month basis until written notification is received by either party to this agreement. Payment of the cash portion of this agreement is conditioned upon and subject to the Company's ability to raise at least $125,000.00 in debt or equity financing.

FOCUS will perform these continuing services in accordance with the following terms:

1.    FOCUS shall provide these services as an independent contractor, not as
the Company's employee or agent.   FOCUS shall not undertake any major
activities nor make any commitments on the Company's behalf without the Company's prior approval.

2. FOCUS will charge a 17.8% markup for out-of-pocket expenses involving third party vendors performing work on your behalf, with the Company's prior approval, but paid through FOCUS. Such expenses could include, but are not limited to, photography, printing, production, meeting room and equipment rentals, and are due and payable to FOCUS within thirty (30) days. Press releases will be billed directly to and paid by the Company. As stated above, no expense shall be incurred on the Company's behalf without prior written approval by the Company.

3. Routine out-of-pocket disbursements such as air travel, postage, the mailing of investor relations kits and other literature to investors, translation services and shipping charges will be billed monthly at FOCUS' cost. However, the spending of such expenses must be pre-approved by the Company. Faxing (telephone charges apply) and duplication ($0.05 per sheet) are charged on a per page basis. As stated above, no expense shall be incurred on the Company's behalf without prior written approval by the Company.

4. The Company agrees to pay our invoices upon receipt. If payments are not received within 60 days, FOCUS will assess a finance charge of one and one-half percent (1 1/2%) per month on the unpaid balance or the maximum lesser rate allowed by law.

5. In the event that we incur costs, disbursement and/or legal fees in an effort to collect our invoices, you agree to reimburse us for these expenses.

6. The Company will indemnify and hold FOCUS harmless with respect to any claims or actions instituted by any third party which result from the use by FOCUS of material furnished to FOCUS by the Company or where material created by FOCUS is substantially changed by the Company or arising out of the nature
or use of the Company's product(s).   Information or data obtained by FOCUS
from the Company to substantiate claims or statements released by FOCUS on the Company's behalf shall be deemed to be "materials furnished to FOCUS by the Company." This paragraph, insofar as it applies to work undertaken while this agreement is in effect, shall survive the termination of this agreement.

7. In the event of any proceeding against the Company by any regulatory agency, whether private or public, or in the event of any court action or self-regulatory action questioning any materials prepared by FOCUS on the Company's behalf, at the Company's request FOCUS shall assist in the preparation of the defense of such action or proceeding and cooperate with the Company's attorneys.

8. In performing the activities described in the plan developed for the Company by FOCUS, FOCUS actions will comply with all SEC and applicable State laws, rules and regulations.

9. (a) FOCUS acknowledges and agrees that it will have access to, or become acquainted with, confidential information of the Company. For the purpose of this agreement, confidential information shall mean any information of the Company, whether or not developed by FOCUS, including but not limited to information which relates to all ideas, designs, methods, discoveries, improvement, products, documents or other results of the professional services, trade secrets, product data and specifications, proprietary rights, business affairs, product developments, customer information or employee information. Confidential information does not include any information that:

    (I) FOCUS can prove was known to it prior to the date of this agreement and any other agreement between the parties hereto, without an obligation to keep it confidential;

    (ii) FOCUS can prove was lawfully obtained from a third party without any obligation of confidentiality; or

    (iii) Is or becomes part of the public domain through no act or violation of any obligation of FOCUS.

9. (b) FOCUS acknowledges and agrees that the confidential information constitutes valuable trade secrets of the Company. FOCUS shall keep all confidential information in confidence and shall not, at any time during or after the term of this agreement, without the Company's prior written consent, disclose or otherwise make available, directly or indirectly, any item of confidential information to anyone other than FOCUS employees who need to know the same in performance of their professional services. FOCUS shall use confidential information only in connection with the performance of professional services hereunder and for no other purpose. FOCUS shall inform its employees of the trade secret, proprietary and confidential nature of the confidential information.

Since FOCUS is an independent contractor, it cannot enter into any contract on behalf of the Company or bind the Company. If subcontractors are required to perform the service FOCUS is supposed to do, that is between FOCUS and the subcontractor and FOCUS is responsible to the subcontractor.

11. Upon the termination of this agreement, provided that there is no indebtedness then owing by the Company to FOCUS, FOCUS shall transfer, assign and make available to the Company or the Company's representative, all property and materials in our possession or control belonging to and paid for by the Company. FOCUS will also give the Company all reasonable cooperation toward transferring with approval of third parties in interest all reservations, contracts and arrangements with investor relations media, or others, of public relations space, broadcast time or materials yet to be used and all rights and claims thereto and therein, upon being duly released from the obligation thereof.

12. The validity, interpretation and construction of this Agreement and each part thereof will be governed by the laws of the State of New York. The venue for any dispute arising under this Agreement shall be the state or federal courts located in New York County, New York.

13. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

14. The Company officers signing this document states that they have the authority of the Company's Board of Directors to enter into this contractual obligation.

If the above correctly sets forth your understanding of our agreement, kindly sign and return two (2) copies of this letter. We appreciate the confidence you have placed in FOCUS Partners LLC.

ACCEPTED AND AGREED UPON:

    FOCUS Partners LLC



         /s/ David Zazoff
    By:  _________________________
         David Zazoff
         Vice President

    ACCEPTED AND AGREED UPON:

    GK Intelligent Systems Inc.

          /s/ Gary Kimmons
    By:   ________________________
          Mr. Gary Kimmons
          President

         March 12, 2004
Date:  ______________________